EXHIBIT 10.25

CANADA AFFILIATE AGREEMENT

This Canada Affiliate Agreement (the “CAA”) dated as of December 1, 2011 is entered into by and between Cherokee, Inc. (“LICENSOR”) and Target Canada Co., (“TCC”), each a “Party” and collectively the “Parties”.

The Parties acknowledge and agree as follows:

1.              Target General Merchandise, Inc. (“TARGET”) and LICENSOR have entered into a Restated License Agreement dated February 1, 2008 and amended on even date herewith (as amended, the “RESTATED LICENSE”) granting Target the exclusive right and license in the United States to manufacture and sell certain merchandise under the CHEROKEE® trademark, all as more specifically set forth in the RESTATED LICENSE.

2.              TCC is an affiliate of TARGET.

3.              LICENSOR and TCC agree, to the extent not superseded in this CAA, to incorporate and be bound by the terms, conditions, covenants and performance obligations of the RESTATED LICENSE into this CAA for the territory of Canada effective February 1, 2013.  A copy of the RESTATED LICENSE and the Amendment of even date herewith are attached hereto as Appendix A.  For the purposes of this CAA, all references to Target or TGMI in the RESTATED LICENSE shall be interpreted to refer to TCC, all references to LICENSOR in the RESTATED LICENSE shall be interpreted to refer to LICENSOR, and all references to TERRITORY in the RESTATED LICENSE shall be interpreted to refer to CANADA.

4.              TCC shall be solely responsible and liable for any and all of its obligations and liabilities under this CAA.

5.              LICENSOR shall perform all of its obligations and liabilities under this CAA.

6.              For all purposes under this CAA, TCC shall be bound to perform its obligations in the same manner as TARGET is bound under the RESTATED LICENSE and LICENSOR shall perform its obligations in the same manner as it is bound under the RESTATED LICENSE.

7.              TCC’s license shall be exclusive, except with respect to Hudson’s Bay Company and Zellers Inc. (“HBC”) through January 31, 2014 subject to the license agreement between LICENSOR and HBC (the “ZELLERS LICENSE”).  Upon termination or expiration of the ZELLERS LICENSE or February 1, 2014, whichever comes first, the license granted hereunder to TCC shall be exclusive.

8.              The Parties agree that the Royalty for TCC under this CAA shall be one and one-half percent (1 1/2%) of TCC’s Net Sales of Merchandise.  Royalties shall be paid directly by TCC to LICENSOR in Canadian dollars not later than the 20th day after the end of each and every Fiscal Quarter during the Term, and TCC shall withhold the amount of any taxes levied by the Government of Canada on payments made by TCC to LICENSOR and which are by law payable by LICENSOR, shall promptly effect payment thereof to the appropriate tax authorities, and shall transmit to LICENSOR official tax receipts or other evidence issued by the appropriate tax authorities sufficient to enable LICENSOR to support a claim for the United States income tax credit in respect of any such taxes so paid.  The Parties acknowledge and agree that there shall be no Minimum Guaranteed Royalties applicable to TCC.

9.              TCC agrees to supply LICENSOR with distinct and separate Reports for Net Sales of Merchandise in Canada.

10.        Section 8(g)(iii) of the Restated License shall be deleted in its entirety and replaced with the following:

“8(g)(iii) each such contractor shall comply with TCC’s liquidation guidelines as such are developed for TCC’s private label products,”

11.        The Parties hereby for greater certainty acknowledge and confirm that Licensor’s grant of license to TCC: (i) is separate from and entirely unrelated to any and all purchase arrangements and agreements that TCC may enter into for the sourcing of the Merchandise for sale in Canada; (ii) that the payment of the Royalty by TCC is not a condition of the sale to TCC of any of the Merchandise by any one or more of its suppliers wherever located; (iii) that the

                       Royalty shall be paid quarterly based on sales of the Merchandise within Canada and entirely independently of the dates for the placement of purchase orders, delivery or importation of the Merchandise into Canada regardless from where sourced; and (iv) the Licensor’s remedies on default of the payment of Royalty are set out in the Restated License, and are entirely separate from and unrelated to any and all rights and obligations set out in the purchase arrangements or agreements (including the consideration payable and shipment of the Merchandise)  that TCC enters into with its suppliers for the sourcing of the Merchandise for sale in Canada.  Licensor agrees to fully cooperate with TCC, and to provide such further information or assurances as may be required, for TCC to be able to establish to the Canadian customs authorities that the payment of the Royalty is not a condition of the sale of the Merchandise to Canada and that the Royalty is not dutiable for customs purposes.

12.        Subject to the applicable law of this CAA, LICENSOR warrants that LICENSOR is not listed in any Canadian or applicable foreign sanctions list.  LICENSOR shall immediately notify TCC if LICENSOR becomes listed in any Canadian or applicable foreign sanctions list.

13.        For greater certainty, this CAA shall expire and may be terminated according to the same expiration and termination provisions in the RESTATED LICENSE.

14.        Notices

Target Canada Co.	LICENSOR
Address: c/o Target Corporation	Address:	Cherokee, Inc.
1000 Nicollet Mall		6835 Valjean Avenue
Minneapolis, MN 55403		Van Nuys, California 91406
U.S.A.		U.S. A.
Attn: General Counsel		Attn: CEO

15.        This CAA shall be governed by the laws of Ontario and all laws of Canada applicable therein.  Each Party submits to the exclusive jurisdiction of any Ontario courts sitting in Toronto in any action, application,  reference or other proceeding arising out of or related to this CAA and agrees that all claims in respect of any such actions, application, reference or other proceeding shall be heard and determined in such Ontario courts.  The Parties shall not raise any objection to the venue of any action, application, reference or other proceeding arising out of or related to this CAA in the Ontario courts sitting in Toronto, including the objection that the proceedings have been brought in an inconvenient forum. The Parties acknowledge and agree that while TCC’s subsidiaries, and affiliates,  and each of their respective successors and assigns, and the agents, trustees, shareholders, directors, officers, and employees of each of them and of TCC (collectively the ‘Third Party Beneficiaries”) are not parties to this CAA and have no obligations under this CAA, TCC is a trustee of each of the Third Party Beneficiaries for the limited purpose of holding in trust for each of the Third Party Beneficiaries the covenants expressed to be in favour of one or more of the Third Party Beneficiaries.  Accordingly, the Parties agree that each of the Third Party Beneficiaries may enforce such rights and promises in their own right (and will not be required to add TCC as a party to any proceedings for such enforcement).

16.        The Parties acknowledge that, in the event of a conflict between the terms and conditions of the RESTATED LICENSE and this CAA, the terms and conditions of the CAA shall prevail.

17.        This CAA includes the following appendices:

A.     Restated License Agreement;

B.       Canadian Trademark Registrations

In consideration of the mutual agreements contained herein, TCC and LICENSOR agree to the terms and conditions attached to this CAA and represent that this CAA has been executed by each party’s duly authorized representative as of the above date:

Target Canada Co.		Cherokee, lnc

By:	/s/ John Morioka	By:	/s/ Henry Stupp

Name:	John Morioka	Name:	Henry Stupp

Title:	Senior VP Merchandising, Target Canada	Title:	CEO